CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 pertaining to the registration of 13,360,820 shares of Time Warner Inc. ("Time Warner") common stock and associated rights to purchase Series A Participating Cumulative Preferred Stock and to the incorporation by reference therein of i) our reports dated February 11, 1997, with respect to the (a) consolidated financial statements, schedules, and supplementary information of Time Warner and (b) consolidated financial statements and schedule of Time Warner Entertainment Company, L.P., and our report dated March 3, 1995 with respect to the combined financial statements of the Time Warner Service Partnerships, incorporated by reference from Time Warner's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A Amendment No. 1 dated March 21, 1997 and
ii) our report dated March 8, 1996, with respect to the consolidated financial statements and schedule of Cablevision Industries Corporation and Subsidiaries ("Cablevision") included in Cablevision's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                   ERNST & YOUNG LLP

New York, New York
May 15, 1997